Exhibit 99.1
SIGNET JEWELERS REPORTS THIRD QUARTER FISCAL 2023 RESULTS

Exceeds both top-line and bottom-line guidance in Q3
Raises full year guidance inclusive of Blue Nile
Inventory management balances newness with lowest clearance in recent history

HAMILTON, Bermuda, December 6, 2022 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 29, 2022 (“third quarter Fiscal 2023”).

“Our strong third quarter results exceeded guidance and evidence why we believe Signet is uniquely positioned to deliver consistent market share growth and value creation," said Virginia C. Drosos, Chief Executive Officer. “Our financial strength and flexible operating model are enabling continued strategic investments that are widening our competitive advantages. We have acquired 22.5 million new customers over the past five years, driving revenue and market share growth, and these customers are younger, more affluent and highly diverse with meaningful lifetime purchasing power. Our team's culture of innovation, agility and rigorous execution continue to drive advantage."

“We're raising our full-year guidance with confidence in the sustainability of an annual double-digit non-GAAP operating margin, which reflects current business trends and is now inclusive of Blue Nile," said Joan Hilson, Chief Financial and Strategy Officer. "We are entering this Holiday season with the healthiest and most consumer-inspired inventory in our history -- down 2% despite tiering up our Accessible Luxury offering and with clearance at the lowest levels since our transformation began, excluding acquisitions. Today, nearly all of our inventory is immediately available to customers whenever, wherever and however they choose to browse, shop and buy with us which is driving inventory turns nearly double pre-transformation levels."

Third Quarter Fiscal 2023 Highlights:
•Total sales were $1.6 billion, up $44.9 million or 2.9% (up 4.2%(2) on a constant currency basis) to unusually heightened sales in Q3 of FY22, resulting in part from government benefit programs and the Company's strategic transformation including marketing initiatives, and up 33.3% vs. Q3 of FY20.
•Same store sales (“SSS”) down 7.6%(1) to Q3 of FY22.
•GAAP operating income of $48.4 million, down from $106.9 million in Q3 of FY22 and up from a loss of $39.9 million in Q3 of FY20. Q3 FY23 includes $9.5 million related to the fair value adjustment of acquired inventory as well as acquisition and integration-related charges.
•Non-GAAP operating income(2) of $57.9 million, down from a historic peak of $105.2 million in Q3 of FY22 and up from a loss of $29.3 million in Q3 of FY20. The Company notes that in the two years prior to the pandemic, the third quarter generated operating losses.
•GAAP diluted earnings per share ("EPS") of $0.60, down from diluted EPS of $1.45 in Q3 of FY22, including $0.14 in charges relating to the fair value adjustment of acquired inventory as well as acquisition and integration-related charges.
•Non-GAAP diluted EPS(2) of $0.74, down from $1.43 in Q3 of FY22.
•Cash and cash equivalents, at quarter end, of $327.3 million, down approximately $1.2 billion from Q3 of FY22 reflecting share repurchases and inventory in-stock replenishment, as well as the acquisition of Diamonds Direct and Blue Nile.
•Year to date cash used in operating activities of $155.5 million, down approximately $639 million from Q3 of FY22, and primarily driven by inventory in-stock replenishment.
•Completed $20.2 million of share repurchases during the third quarter.

(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct and Blue Nile are excluded.
(2) See non-GAAP reconciliation page.

(in millions, except per share amounts)	Fiscal 23 Q3	Fiscal 22 Q3	Fiscal 20 Q3	YTD Fiscal 2023	YTD Fiscal 2022
Sales	$1,582.7	$1,537.8	$1,187.7	$5,175.9	$5,014.7
SSS % change (1)	(7.6)%	18.9%	2.1%	(4.4)%	66.3%
GAAP
Operating income (loss)	$48.4	$106.9	$(39.9)	$235.4	$501.0
Operating income (loss) as % of sales	3.1%	7.0%	(3.4)%	4.5%	10.0%
GAAP Diluted EPS (loss per share)	$0.60	$1.45	$(0.84)	$1.49	$7.27
Non-GAAP (2)
Non-GAAP operating income (loss)	$57.9	$105.2	$(29.3)	$445.7	$497.1
Non-GAAP operating income (loss) as % of sales	3.7%	6.8%	(2.5)%	8.6%	9.9%
Non-GAAP Diluted EPS (loss per share)	$0.74	$1.43	$(0.76)	$6.36	$7.22
(1) Same store sales include physical stores and eCommerce sales. Diamonds Direct and Blue Nile are excluded.
(2) See non-GAAP reconciliation page.

Third Quarter Fiscal 2023 Results:

	Change from previous year
Third Quarter Fiscal 2023	Same store sales	Non-same store sales, net(2)	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(7.6)%	12.7%	5.1%	—%	5.1%	$1,464.8
International segment	(6.7)%	(0.5)%	(7.2)%	(14.0)%	(21.2)%	$95.3
Other segment (1)	nm	nm	nm	nm	nm	$22.6
Signet	(7.6)%	11.8%	4.2%	(1.3)%	2.9%	$1,582.7
(1)     Includes sales from Signet’s diamond sourcing initiative.
(2)    Includes sales from acquired businesses which were not included in the results for the full comparable periods presented.
nm    Not meaningful.

By reportable segment:
North America
•Total sales of $1.5 billion, up 5.1% to Q3 of FY22 and up 36.8% to Q3 of FY20.
•SSS declined 7.6% to Q3 of FY22 reflecting higher average transaction value ("ATV") but a lower number of transactions.
International
•Total sales of $95.3 million, down 21.2% to Q3 of FY22 and down 10.4% to Q3 of FY20.
•SSS declined 6.7% versus Q3 of FY22 reflecting higher ATV but a lower number of transactions.

GAAP gross margin was $552.6 million, or 34.9% of sales, down 250 basis points to the third quarter last year. This reflects occupancy cost deleverage on lower sales and the expected impact of Diamonds Direct and Blue Nile, both of which carry a lower relative margin due to their higher bridal mix. Notably, merchandise margin in organic banners improved versus last year.

GAAP SG&A was $501.7 million, or 31.7% of sales, an increase of 110 basis points to the third quarter last year. Deleverage was primarily driven by digital and IT investments, partially offset by labor cost leverage.

GAAP operating income was $48.4 million or 3.1% of sales, compared to $106.9 million, or 7.0% of sales in the prior year third quarter.
Non-GAAP operating income was $57.9 million, or 3.7% of sales, compared to $105.2 million, or 6.8% of sales in prior year third quarter. Non-GAAP operating income excluded $9.5 million in charges relating to the fair value adjustment of acquired inventory as well as acquisition and integration charges related to Blue Nile.

	Third quarter Fiscal 2023		Third quarter Fiscal 2022
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$65.4	4.5%	$123.8	8.9%
International segment	(6.5)	(6.8)%	0.2	0.2%
Other segment	(0.3)	nm	(0.4)	nm
Corporate and unallocated expenses	(10.2)	nm	(16.7)	nm
Total GAAP operating income	$48.4	3.1%	$106.9	7.0%

	Third quarter Fiscal 2023		Third quarter Fiscal 2022
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$74.9	5.1%	$123.8	8.9%
International segment	(6.5)	(6.8)%	0.2	0.2%
Other segment	(0.3)	nm	(0.4)	nm
Corporate and unallocated expenses	(10.2)	nm	(18.4)	nm
Total Non-GAAP operating income	$57.9	3.7%	$105.2	6.8%
(1) See non-GAAP reconciliation page.
nm Not meaningful

The current quarter GAAP income tax expense was $4.6 million compared to income tax expense of $9.1 million in the prior year third quarter. On a non-GAAP basis, income tax expense was $7.1 million compared to income tax expense of $8.7 million in the prior year third quarter.

GAAP diluted EPS was $0.60, including $0.14 in charges relating to the fair value adjustment of acquired inventory as well as acquisition and integration-related charges. Excluding these charges (and related tax effects), diluted EPS was $0.74 on a non-GAAP basis.

GAAP EPS and non-GAAP EPS for the third quarter of Fiscal 2023 exclude the impact of the preferred shares in the dilutive share count, as their inclusion would be antidilutive based on the level of net income this quarter.

Balance Sheet and Statement of Cash Flows Highlights:
Year to date cash used for operating activities was $155.5 million for Q3 Fiscal 2023 compared to cash provided by operating activities of $483.9 million last year. Cash and cash equivalents were $327.3 million as of quarter end, compared to $1.5 billion last year. The year over year change to cash and cash equivalents was primarily driven by share repurchases and inventory in-stock replenishment, and the acquisitions of Diamonds Direct and Blue Nile.
Ending inventory was $2.4 billion, up approximately $281 million to the third quarter last year as a result of the Company’s acquisitions of Diamonds Direct and Blue Nile, which was partially offset by lower inventory levels in the rest of the Company.

Return of Capital:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.20 per share for the fourth quarter of Fiscal 2023, payable February 24, 2023 to shareholders of record on January 27, 2023, with an ex-dividend date of January 26, 2023.
Fiscal 2023 year to date, through December 2, Signet has repurchased approximately 5.6 million shares at an average cost per share of $70.28, or $393.0 million, including $20.2 million during the third quarter and $50 million from the completion of the accelerated share repurchase program from Fiscal 2022. Approximately $570.3 million remains under the Company’s multi-year authorization.

Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability and views Environmental, Social and Governance ("ESG") initiatives as an important growth driver. For the third year in a row, Signet is a Great Place to Work-Certified™ company based on survey responses for our team members. In addition, Great Place to Work® and Fortune magazine has named Signet to the 2022 Best Workplaces in Retail™ list. Signet's approach to supply chain risk management is a core component of our ESG program. As a tenured leader in the jewelry industry, Signet continues to hold our global suppliers to high ethical standards and prioritizes respect for human rights. The "Signet Promise" is Signet's public commitment to continuously improve the integrity of our global diamond supply chain though our four-layered system of checks and balances to support consumer confidence.

Fiscal 2023 Guidance:
Signet is providing below its fourth quarter and full year Fiscal 2023 sales and operating income guidance which is provided on a non-GAAP basis.

	Fourth Quarter	Fiscal 2023
Total sales (in billions)	$2.59 to $2.66	$7.77 to $7.84
Operating income (1) (in millions)	$363 to $404	$809 to $850
Diluted EPS (1)		$11.40 to $12.00
(1) See description of non-GAAP measures below.

Forecasted non-GAAP operating income provided above excludes potential non-recurring charges, such as integration-related costs associated with the acquisition of Blue Nile and the potential impacts of purchase accounting. However, given the potential impacts of these items to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income to corresponding GAAP operating income.

The Company's fourth quarter and full year Fiscal 2023 Outlook is based on the following assumptions:
•The Company’s outlook includes a level of consumer pressure, including inflation and the impact of stimulus, similar to what is currently being experienced. The Company’s outlook does not include a material worsening of macroeconomic factors which could impact consumer spending patterns and have associated impacts on business performance.

•The Company's outlook for the fourth quarter and the full year of Fiscal 2023 includes the impact of the Blue Nile acquisition and continuing unfavorable revenue impact from foreign currency.

•Signet continues to anticipate some shift of consumer discretionary spending away from the jewelry category reflecting pent-up demand for experience-oriented categories.

•Signet’s efforts to mitigate supply chain disruption have been effective thus far. Guidance assumes no significant disruptions in availability of inventory.

•The Company’s outlook factors in some flexibility in the level of promotion during the 4th Quarter of Fiscal 2023.

•Annual effective tax rate of approximately 17% assumes no additional discrete items and no changes in current tax laws during the remainder of Fiscal 2023.

•The above guidance excludes non-recurring charges for Fiscal 2023 related to the resolution of a previously disclosed legal matter of $190 million, approximately $17 million relating to the fair value adjustment of acquired inventory that will be recognized within cost of sales in Fiscal 2023, and the non-cash, non-operating charges for the buy-out of substantially all of the UK pension obligations of approximately $135 million.

•Earnings per share includes share repurchases through December 2, 2022, as well as the dilutive effect of the 8.1 million preferred shares.

•Capital investments up to $215 million, reflecting continued investments in Connected Commerce capabilities, banner differentiation and technology harmonization. The expected capital investments have been reduced as a result of supply chain delays related to differentiated banner investment in stores.

Conference Call:
A conference call is scheduled for December 6, 2022 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:
Toll Free US Dial-in: 1-844-200-6205
Toll Free Canada Dial-in: 1-833-950-0062
International Dial-In: +1 929-526-1599
Access Code: 844358
Conference call participants may also pre-register at:
https://www.netroadshow.com/events/login?show=0776790d&confId=42638
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet is a Great Place to Work –Certified™ company and has been named to the Bloomberg Gender-Equality Index for four consecutive years. Signet operates approximately 2,800 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, JamesAllen.com, Blue Nile, Peoples, H. Samuel, Ernest Jones and the jewelry subscription service, Rocksbox. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.jamesallen.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.rocksbox.com and www.bluenile.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile, or executing other major business or strategic initiatives, the negative impacts that the COVID-19 pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows; the effect of steps we take in response to the pandemic; the severity, duration and potential resurgence of the pandemic (including through variants), including whether it is necessary to temporarily reclose our stores, distribution centers and corporate facilities or for our suppliers and vendors to temporarily reclose their facilities; the pace of recovery when the pandemic subsides and the heightened impact COVID-19 has on many of the risks described herein, including without limitation risks relating to disruptions in our supply chain, our ability to attract and retain labor, decelerating levels of consumer confidence and consumer behaviors such as willingness to patronize shopping centers and shifts in spending away from the jewelry category toward more experiential purchases such as travel, the impacts of the expiration of government stimulus on overall consumer spending, our level of indebtedness and covenant compliance, availability of adequate capital, our ability to execute our business plans, our lease obligations and relationships with our landlords, and asset impairments; general economic or market conditions, including impacts of inflation, the cessation of government stimulus programs, or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position, including due to the impacts of inflation and rising prices on necessities such as gas and groceries; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions, future financial results and operating results and/or disruptions arising from changes to or termination of the relevant outsourcing agreements; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related to excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; changes in our credit rating; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently proposed by the SEC; the risk of a potential US rail union strike; global economic conditions or other developments related to the United Kingdom's exit from the European Union; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of its digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or physical assets; changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions; or the impact of weather-related incidents, natural disasters, organized crime or theft, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine conflict), or another public health crisis or disease outbreak, epidemic or pandemic on our business.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements”

sections of Signet’s Fiscal 2022 Annual Report on Form 10-K filed with the SEC on March 17, 2022 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Vinnie Sinisi
SVP Investor Relations
+1-330-665-6530
vincent.sinisi@signetjewelers.com

Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

GAAP to Non-GAAP Reconciliations
The following information provides reconciliations of the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the Company believes this provides useful supplementary information to management and investors in assessing the operating performance of our business.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow that is not in accordance with GAAP and is defined as the net cash (used in) provided by operating activities, less purchases of property, plant, and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime in-house finance receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow and adjusted free cash flow are indicators used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary purposes. The Company also provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.

	39 weeks ended
(in millions)	October 29, 2022	October 30, 2021
Net cash (used in) provided by operating activities	$(155.5)	$483.9
Purchase of property, plant and equipment	(94.3)	(50.5)
Free cash flow	(249.8)	433.4
Proceeds from sale of in-house finance receivables	—	(81.3)
Adjusted free cash flow	$(249.8)	$352.1

	13 weeks ended		39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Gross margin	$552.6	$575.6	$1,941.0	$1,971.6
Inventory step-up - cost of sales	5.0	—	15.2	—
Non-GAAP Gross Margin	$557.6	$575.6	$1,956.2	$1,971.6

	13 weeks ended		39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Selling, general and administrative expenses	$(501.7)	$(470.5)	$(1,512.1)	$(1,485.1)
Acquisition and integration-related costs	4.5	—	5.1	1.1
Non-GAAP selling, general and administrative expenses	$(497.2)	$(470.5)	$(1,507.0)	$(1,484.0)

	13 weeks ended			39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	November 2, 2019	October 29, 2022	October 30, 2021
Total GAAP operating income (loss)	$48.4	$106.9	$(39.9)	$235.4	$501.0
Charges (credits) related to transformation plan	—	(1.7)	10.6	—	(3.3)
Asset impairments, net (1)	—	—	—	—	(0.3)
Acquisition and integration-related costs (2)	9.5	—	—	20.3	1.1
Gain on sale of in-house finance receivables	—	—	—	—	(1.4)
Litigation charges	—	—	—	190.0	—
Total non-GAAP operating income (loss)	$57.9	$105.2	$(29.3)	$445.7	$497.1

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisition of Rocksbox.

	13 weeks ended		39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
North America segment GAAP operating income	$65.4	$123.8	$300.3	$573.1
Credits related to transformation plan	—	—	—	(1.0)
Asset impairments, net (1)	—	—	—	(0.3)
Gain on sale of in-house finance receivables	—	—	—	(1.4)
Litigation charges	—	—	190.0	—
Acquisition and integration-related costs (2)	9.5	—	20.3	1.1
North America segment non-GAAP operating income	$74.9	$123.8	$510.6	$571.5

(1) Includes asset impairments, net recorded due to the various impacts of COVID-19 to the Company’s business and related gains on terminations or modifications of leases, resulting from previously recorded impairments of the right of use assets in Fiscal 2021.

(2) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisition of Rocksbox.

	13 weeks ended		39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Corporate and unallocated expenses GAAP operating loss	$(10.2)	$(16.7)	$(54.5)	$(66.7)
Credits related to transformation plan	—	(1.7)	—	(2.3)
Corporate and unallocated expenses non-GAAP operating loss	$(10.2)	$(18.4)	$(54.5)	$(69.0)

	13 weeks ended		39 weeks ended
(in millions)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
GAAP income tax expense (benefit)	$4.6	$9.1	$(15.0)	$32.1
Credits related to transformation plan	—	(0.4)	—	(0.9)
Pension settlement loss	—	—	25.2	—
Acquisition and integration-related costs (1)	2.5	—	5.1	0.1
Gain on sale of in-house finance receivables	—	—	—	(0.4)
Litigation charges	—	—	47.7	—
Non-GAAP income tax expense (benefit)	$7.1	$8.7	$63.0	$30.9

(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisition of Rocksbox.

	13 weeks ended
	October 29, 2022	October 30, 2021
GAAP effective tax rate	10.9%	8.9%
Credits related to transformation plan	—%	(0.2)%
Acquisition and integration-related costs (1)	2.9%	—%
Non-GAAP effective tax rate	13.8%	8.7%
(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisition of Rocksbox.

	13 weeks ended			39 weeks ended
	October 29, 2022	October 30, 2021	November 2, 2019	October 29, 2022	October 30, 2021
GAAP Diluted EPS	$0.60	$1.45	$(0.84)	$1.49	$7.27
Charges (credits) related to transformation plan	—	(0.03)	0.20	—	(0.05)
Pension settlement loss	—	—	—	2.70	—
Litigation charges	—	—	—	3.86	—
Acquisition and integration-related costs (1)	0.19	—	—	0.41	0.02
Gain on sale of in-house finance receivables	—	—	—	—	(0.02)
Gain on early extinguishment of debt	—	—	(0.13)	—	—
Dilution effect (2)	—	—	—	(0.51)	—
Tax impact of items above	(0.05)	0.01	0.01	(1.59)	—
Non-GAAP Diluted EPS	$0.74	$1.43	$(0.76)	$6.36	$7.22
(1) Acquisition and integration-related costs include the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile; as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred for the acquisition of Blue Nile in Fiscal 2023; Fiscal 2022 included direct transaction-related costs for the acquisition of Rocksbox.

(2) The adjusted diluted weighted average common shares outstanding for the 39 weeks ended October 29, 2022 includes the dilutive effect of the 8.1 million preferred shares which were excluded from the calculation of GAAP diluted EPS for the same period, as their effect was antidilutive.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Sales	$1,582.7	$1,537.8	$5,175.9	$5,014.7
Cost of sales	(1,030.1)	(962.2)	(3,234.9)	(3,043.1)
Gross margin	552.6	575.6	1,941.0	1,971.6
Selling, general and administrative expenses	(501.7)	(470.5)	(1,512.1)	(1,485.1)
Other operating income (expense)	(2.5)	1.8	(193.5)	14.5
Operating income	48.4	106.9	235.4	501.0
Interest expense, net	(3.6)	(4.1)	(11.4)	(12.4)
Other non-operating expense, net	(2.7)	(1.1)	(139.6)	(0.9)
Income before income taxes	42.1	101.7	84.4	487.7
Income taxes	(4.6)	(9.1)	15.0	(32.1)
Net income	$37.5	$92.6	$99.4	$455.6
Dividends on redeemable convertible preferred shares	(8.7)	(8.7)	(25.9)	(25.9)
Net income attributable to common shareholders	$28.8	$83.9	$73.5	$429.7

Earnings per common share:
Basic	$0.62	$1.59	$1.56	$8.17
Diluted	$0.60	$1.45	$1.49	$7.27
Weighted average common shares outstanding:
Basic	46.1	52.9	47.1	52.6
Diluted	48.1	63.7	49.2	62.7

Dividends declared per common share	$0.20	$0.18	$0.60	$0.36

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$327.3	$1,418.3	$1,516.9
Accounts receivable	29.8	19.9	19.3
Other current assets	180.1	208.6	194.9
Income taxes	222.0	23.2	115.4
Inventories	2,429.0	2,060.4	2,148.3
Total current assets	3,188.2	3,730.4	3,994.8
Non-current assets:
Property, plant and equipment, net	591.6	575.9	513.2
Operating lease right-of-use assets	1,091.5	1,206.6	1,195.3
Goodwill	752.3	484.6	245.0
Intangible assets, net	413.5	314.2	189.2
Other assets	275.8	226.1	215.0
Deferred tax assets	33.1	37.3	35.0
Total assets	$6,346.0	$6,575.1	$6,387.5
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$—	$—	$0.3
Accounts payable	800.2	899.8	868.2
Accrued expenses and other current liabilities	623.2	501.6	469.2
Deferred revenue	335.3	341.3	307.0
Operating lease liabilities	266.1	300.0	304.4
Income taxes	22.7	28.0	22.7
Total current liabilities	2,047.5	2,070.7	1,971.8
Non-current liabilities:
Long-term debt	147.3	147.1	147.0
Operating lease liabilities	917.0	1,005.1	994.0
Other liabilities	98.8	117.6	129.1
Deferred revenue	878.1	857.6	813.2
Deferred tax liabilities	245.8	160.9	146.1
Total liabilities	4,334.5	4,359.0	4,201.2
Commitments and contingencies
Series A redeemable convertible preferred shares	653.4	652.1	651.7
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	252.3	231.2	271.8
Other reserves	0.4	0.4	0.4
Treasury shares, at cost	(1,510.2)	(1,206.7)	(986.3)
Retained earnings	2,885.2	2,877.4	2,580.7
Accumulated other comprehensive loss	(282.2)	(350.9)	(344.6)
Total shareholders’ equity	1,358.1	1,564.0	1,534.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,346.0	$6,575.1	$6,387.5

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	October 29, 2022	October 30, 2021
Cash flows from operating activities
Net income	$99.4	$455.6
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	123.5	122.9
Amortization of unfavorable contracts	(1.4)	(2.9)
Share-based compensation	34.3	36.4
Deferred taxation	63.2	(20.1)
Pension settlement loss	132.8	—
Other non-cash movements	7.8	4.0
Changes in operating assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(9.9)	13.0
Proceeds from sale of in-house finance receivables	—	81.3
Decrease (increase) in other assets and other receivables	0.6	(12.9)
Increase in inventories	(305.6)	(112.1)
(Decrease) increase in accounts payable	(177.6)	36.8
Increase (decrease) in accrued expenses and other liabilities	105.6	(25.6)
Change in operating lease assets and liabilities	(5.9)	(59.9)
(Decrease) increase in deferred revenue	(7.0)	47.1
Change in income tax receivable and payable	(206.1)	(67.3)
Pension plan contributions	(9.2)	(12.4)
Net cash (used in) provided by operating activities	(155.5)	483.9
Investing activities
Purchase of property, plant and equipment	(94.3)	(50.5)
Acquisitions, net of cash acquired	(397.8)	(14.6)
Other investing activities, net	(16.3)	2.1
Net cash used in investing activities	(508.4)	(63.0)
Financing activities
Dividends paid on common shares	(27.4)	(9.5)
Dividends paid on redeemable convertible preferred shares	(24.6)	(16.4)
Repurchase of common shares	(311.2)	(41.1)
Payment of debt issuance costs	—	(3.9)
Increase of bank overdrafts	—	0.3
Other financing activities, net	(44.3)	(7.5)
Net cash used in financing activities	(407.5)	(78.1)
Cash and cash equivalents at beginning of period	1,418.3	1,172.5
(Decrease) increase in cash and cash equivalents	(1,071.4)	342.8
Effect of exchange rate changes on cash and cash equivalents	(19.6)	1.6
Cash and cash equivalents at end of period	$327.3	$1,516.9

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On October 29, 2022, Signet had 2,846 stores totaling 4.2 million square feet of selling space. Compared to year-end Fiscal 2022, store count decreased and square feet of selling space increased 0.8%.

Store count by segment	January 29, 2022	Openings (1)	Closures	October 29, 2022
North America segment	2,506	53	(47)	2,512
International segment	348	1	(15)	334
Signet	2,854	54	(62)	2,846
(1) Includes 23 locations acquired from Blue Nile in Fiscal 2023.